Exhibit 10.3

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 3, 2025, is made by and among Crane Harbor Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited (“Newco”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”) and Xanadu Quantum Technologies Inc. (the “Company”), a corporation continued under the OBCA. The Sponsor, Crane Harbor, Newco and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Crane Harbor, Newco and the Company entered into a business combination agreement dated the date hereof (the “Business Combination Agreement”), pursuant to which, among other things, Crane Harbor will be continued from the Cayman Islands to the Province of Ontario, Canada and domesticate as a company existing under the OBCA, and Newco will acquire all of the issued and outstanding shares of each of Crane Harbor and the Company;

WHEREAS, the Business Combination Agreement contemplates, among other things, that the Sponsor, as the holder of all issued and outstanding Crane Harbor Class B Shares, will agree to waive any adjustment to the conversion ratio set forth in the governing documents of Crane Harbor or any other anti-dilution or similar protection with respect to all of the Crane Harbor Class B Shares that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) on the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with Crane Harbor’s initial public offering, the Sponsor, Crane Harbor, and Crane Harbor’s officers and directors, entered into a letter agreement, dated April 24, 2025 (the “IPO Letter Agreement”) pursuant to which, among other things, the Sponsor agreed to certain lock-up provisions applicable to the Crane Harbor Class B Shares or any Crane Harbor Class A Shares issued in connection with the conversion of Crane Harbor Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Waiver of Anti-Dilution Protection. The Sponsor hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Crane Harbor, and (b) agrees not to assert, perfect or seek to enforce, any rights to adjustment or other anti-dilution protections that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) with respect to the rate at which any Crane Harbor Class B Shares are to convert into Crane Harbor Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

2. Agreement to Vote. The Sponsor hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(a) to cause to be counted as present for purposes of establishing quorum all the Crane Harbor Class B Shares at any meeting of any of the securityholders of Crane Harbor at which the Sponsor is entitled to vote, or in any action by written consent of the shareholders of Crane Harbor, in favor of the approval, consent, ratification and adoption of the transactions contemplated by the Business Combination Agreement;

(b) to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable) all the Crane Harbor Class B Shares in favor of the transactions contemplated by the Business Combination Agreement;

(c) to vote (in person, by proxy or by action by written consent, as applicable) all the Crane Harbor Class B Shares in opposition to (A) any Crane Harbor Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Crane Harbor under the Business Combination Agreement if such matter, action or proposal requires shareholder approval and is communicated as being such a breach in a notice in writing delivered by Crane Harbor to the Sponsor; provided that, in the case of either clause (A) or clause (B) of this Section, the Business Combination Agreement shall not have been amended or modified without the Sponsor’s written consent to decrease, or change the form of, the consideration payable under the Business Combination and the Plan of Arrangement;

(d) if requested by Crane Harbor, to deliver (or cause to be delivered) to Crane Harbor duly executed proxies directing those individuals as may be designated by Crane Harbor to vote in favor of the transactions contemplated by the Business Combination Agreement;

(e) Sponsor hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement; and

(f) except as expressly contemplated by this Agreement, not to deposit any Crane Harbor Class B Shares in a voting trust or subject any Crane Harbor Class B Shares or, if applicable, options to any arrangement or agreement with respect to the voting of such Crane Harbor Class B Shares.

3. Lock-Up.

(a) Effective as of the Arrangement Effective Time, and conditioned upon the Closing, Section 8(a) of the IPO Letter Agreement shall automatically, without further action of any Person, be terminated and of no further force and effect with respect to the Lock-up Securities (defined below).

(b) Effective at the Arrangement Effective Time and conditioned upon the Closing, (I) 1,100,000 of the Crane Harbor Class B Shares (the “Lock-up Securities”) shall be locked up, with (A) 550,000 of such shares vesting on the date on which the share price has equaled or exceeded $12.50 per share for twenty (20) trading days within any thirty (30) consecutive trading day period during the period starting on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Lock-up Period”), and (B) 550,000 of such shares vesting on the date on which the share price has equaled or exceeded $15.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period during the Lock-up Period; provided, however, that in the event of (i) a merger, amalgamation, arrangement, consolidation or other business combination involving Newco, (ii) a sale of all or substantially all of the assets of Newco, or (iii) any other transaction or series of related transactions as a result of which the holders of Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding Subordinate Voting Shares of Newco or its successor entity, in any case, during the Lock-Up Period, then, immediately prior to the consummation of such transaction, any and all Lock-Up Securities shall become fully vested and shall no longer be subject to forfeiture under this Agreement; (II) the remaining Crane Harbor Class B Shares shall continue to be subject to the lock-up period set forth in Section 8(a) of the IPO Letter Agreement. Any of the Lock-up Securities that have not vested prior to the expiration of the Lock-up Period will be forfeited on expiration of such Lock-up Period.

(c) Notwithstanding the provisions set forth in Section 4(b) above, the Sponsor, or any Permitted Transferee, as applicable, may Transfer any or all of the Lock-up Securities during the Lock-up Period in accordance with Section 8(c) of the IPO Letter Agreement. For the avoidance of doubt, the Lock-up during the Lock-up Period shall continue to apply to the Lock-up Securities following their transfer to a Permitted Transferee.

4. Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof as follows:

(a) Sponsor is the record and beneficial holder of all issued and outstanding Crane Harbor Class B Shares.

(b) Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement by the Sponsor have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by Crane Harbor, Newco and the Company, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

5. Other Covenants. Sponsor hereby agrees to be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information), 5.5(a) (Public Announcements) and 5.7(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon any termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date. Upon any termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement; provided, however, such termination shall not relieve any party from liability for willful breach of this Agreement or fraud (involving scienter) occurring prior to its termination.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Crane Harbor Class B Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Crane Harbor or any of its Affiliates or as an officer, employee or fiduciary of Crane Harbor or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such party.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Incorporation by Reference. Sections 10.1 (Non-Survival), 10.3 (Entire Agreement; Assignment), 10.4 (Amendment), 10.6 (Governing Law), 10.8 (Construction; Interpretation), 10.11 (Severability), 10.12 (Counterparts; Electronic Signatures), 10.14 (No Recourse), 10.16 (Waiver of Jury Trial), 10.17 (Submission to Jurisdiction), and 10.18 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CRANE HARBOR SPONSOR, LLC

By:	/s/ William Fradin
Name:	William Fradin
Title:	Manager

CRANE HARBOR ACQUISITION CORP.

By:	/s/ William Fradin
Name:	William Fradin
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

XANADU QUANTUM TECHNOLOGIES LIMITED

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Chief Executive Officer

XANADU QUANTUM TECHNOLOGIES INC.

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]